EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") dated March 8, 2005 (the "Effective Date"), between InfoSearch Media, Inc., a Delaware corporation with its principal place of business located at 4086 Del Rey Avenue, Marina Del Rey, California 90292, its affiliates, subsidiaries, successors and assigns (the "Company"), and Frank Knuettel, an individual residing at 3173 White Cedar Place, Thousand Oaks, California 91362 (the "Executive").

      WHEREAS, the Company and the Executive (collectively, the "Parties") wish to memorialize the terms and conditions of the Executive's employment by the Company and to continue the Executive's services for the Company on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties agree as follows:

      1. Employment Period. The Company shall employ the Executive, and the Executive agrees to be employed by the Company in the position of Chief Financial Officer in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and continuing until such employment is terminated in accordance with the provisions of paragraph 11, in which case the provisions of paragraph 11 shall control (the "Term").

      The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive's immediate and full performance of every obligation of this Agreement.

      2. Position and Duties. During the Term, the Executive shall serve in, and assume duties and responsibilities consistent with, the position of Chief Financial Officer, unless and until otherwise instructed by the Company. During the Term, the Executive agrees to devote his working time, as set forth in Paragraph 4 hereof, using his skill, energy and best business efforts on behalf of the Company. During the Term, Executive shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, it is understood that the Executive is currently a member of the Board of Directors of Internet Machines Corporation, a Delaware corporation doing business primarily in California and plans to continue such position after his employment with the Company so long as such position does not interfere with the Executives duties and obligations hereunder.

      3. No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, acquire any interest of any type in any other business or engage in any activities that conflict with the Company's best interests or which is in competition with the Company.

      4. Days/Hours of Work and Work Week. The Executive shall normally work 5 days per week and his hours of work shall be appropriate with the nature of the Executive's duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive's work schedule.

      5. Location/Re-location. The locus of the Executive's employment with the Company shall be the Company's corporate headquarters located at 4086 Del Rey Avenue, Marina Del Rey, California 90292. Within 18 months of the Effective Date, the Executive shall relocate his residence currently located at 3173 White Cedar Place, Thousand Oaks, California 91362 to a residence located closer to the Company's corporate headquarters for the purpose of reducing the Executive's travel time from his residence to the Company's corporate headquarters.

      6. Compensation.

            (a) Base Salary. During the Term, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive's services hereunder, pro rata bi-weekly payments of the annual salary of $175,000.00, less all applicable taxes and other appropriate deductions. In the event that the Executive remains in the employment of the Company in the month following the second consecutive quarter that the Company is profitable on a GAAP basis, the Executive's base salary will be increased to $185,000.00 per year less all applicable taxes and other appropriate deductions. The Executive's base salary will be subject to further adjustment pursuant to the Company's employee compensation policies in effect from time to time.

            (b) Bonus. The Executive shall be entitled to a potential target bonus of 30% of Executive's annual base salary which bonus shall be contingent on the Company's achieving its revenue and operating income goals and the Executive achieving the individual goals established for the Company's Chief Financial Officer position as determined by the Board. Individual goals for the Company's Chief Financial Officer position will be established by the Board or its Compensation Committee within the first 60 days of Executive's employment.

      7. Expenses. During the Term, the Executive shall be entitled to payment for or reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company. All requests by the Executive for payment for or reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Executive, in fact, incurred or paid such expenses.

      8. Vacation. During the Term of this Agreement, the Executive shall be entitled to accrue 15 vacation days per year.

      9. Stock Options/Restricted Stock.

            (a) Grant of Options. The Company shall issue to the Executive an option to acquire 262,500 shares of the Company's common stock (the "Common Stock") pursuant to the Company's 2004 Stock Option Plan (the "Plan"). The exercise price of the option to be granted pursuant to this paragraph 9(a) shall be equal to the fair market value per share of the Common Stock as of the Effective Date as determined by the closing sale price for the Common Stock on the OTC Bulletin Board on the date immediately preceding the Effective Date. Such grant shall be evidenced by and subject to the terms and conditions of an option agreement in a form substantially similar to that attached hereto as Exhibit A.

            (b) Vesting and Exercise of Options. The option to be granted pursuant to paragraph 9(a) shall vest as follows: 25% of the shares of Common Stock underlying such option will vest after 12 months of service by the Executive to the Company and the remaining shares of Common Stock underlying the option will vest in monthly installments over the 36 months of service by the Executive to the Company following the initial vesting period.

            (c) Restricted Stock. The Company shall grant to Executive a restricted stock award of 152,500 shares of Common Stock (the "Restricted Shares") immediately after the Effective Date. The Restricted Shares shall be subject to the terms and conditions of the Plan and the restricted stock agreement issued on such grant which agreement shall provide that during the Term the Executive shall not sell, transfer or otherwise dispose of the Restricted Shares, even after the vesting of the Restricted Shares, unless the dollar value of the shares of Common Stock beneficially owned by the Executive is equal to or exceeds three times the Executive's base salary or with the prior consent of the Board. The Restricted Shares shall vest as follows: 29,167 shares will vest after 6 months of service by the Executive to the Company and the remaining shares will vest in monthly installments over the 42 months of service by the Executive to the Company following the initial vesting period.

      10. Other Benefits. During the Term, the Executive shall be eligible to participate in Company-sponsored benefit plans (collectively, the "Benefit Plans") all in accordance with the Company's policies as in effect from time to time and in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's employees.

      11. Termination of Employment.

            (a) Death. In the event that during the Term, the Executive dies, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive's heirs, administrators or executors any earned but unpaid base salary. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

            (b) Disability. In the event that, during the Term, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive's heirs, administrators or executors any earned but unpaid base salary. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that, in the Board's discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Executive's affliction, one of whom shall be chosen by the Board and one of whom shall be chosen by the Executive, prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than six consecutive months.

            (c) Cause.

                  (i) At any time during the Term, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, after the exhaustion of all available appeals; or (c) fraud, dishonesty, competition with the Company, unauthorized use of any of the Company's or any of its subsidiary's trade secrets or confidential information, or gross misconduct which is materially and demonstratively injurious to the Company. Termination under sections 11(c)(i)(b) and 11(c)(i)(c) above shall not be subject to cure.

                  (ii) Termination of the Executive for Cause pursuant to paragraph 11(c)(i)(a) shall be made by delivery to the Executive of a copy of the written demand referred to in paragraph 11(c)(i)(a), or pursuant to paragraphs 11(c)(i)(b) or (c) by delivery to the Executive of a written notice from the Board, either of which shall specify the basis of such termination, the conduct justifying such termination, and the particulars thereof and finding that in the reasonable judgment of the Board, the conduct set forth in paragraph 11(c)(i)(a), 11(c)(i)(b) or 11(c)(i)(c), as applicable, has occurred and that such occurrence warrants the Executive's termination of employment. Upon receipt of such demand or notice, the Executive, shall be entitled to appear before the Board for the purpose of demonstrating that Cause for termination does not exist or that the circumstances which may have constituted Cause have been cured in accordance with the provisions of paragraph 11(c)(i)(a). No termination shall be final until the Board has reached a determination regarding "Cause" following such appearance.

                  (iii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

            (d) Good Reason.

                  (i) At any time during the Term, subject to the conditions set forth in paragraph 11(d)(iii) below, the Executive may terminate this Agreement and the Executive's employment with the Company for Good Reason. For purposes of this Agreement, for "Good Reason" shall mean the occurrence, without the Executive's consent, of a Change of Control (as defined in paragraph 11(d)(ii) below).

                  (ii) For purposes of this Agreement, "Change of Control" means: (a) any consolidation or merger of the Company pursuant to which 51 percent or more of the outstanding voting securities of the surviving or resulting company are not owned collectively by the holders of the Company's outstanding voting securities as of the Effective Date (the "Current Control Group"); (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (c) any person (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the Current Control Group, shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of 51 percent or more of outstanding voting securities of the Company; or (d) commencement by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeree acquires more than 51 percent of the then outstanding voting securities of the Company.

                  (iii) The Executive shall be entitled to terminate this Agreement and his employment with the Company for Good Reason provided that he has delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason within 5 business days after either (a) the date on which the Executive receives written notice from the Company of the occurrence of any event included within the meaning of Good Reason under paragraph 11(d)(i) or (b) the date on which the Executive obtains actual knowledge of the occurrence of any event included within the meaning of Good Reason under paragraph 11(d)(i). Such notice, if given by the Executive pursuant to subparagraph 11(d)(iii)(b) hereof, shall specify in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason. Notwithstanding the foregoing, the Executive shall not be entitled to terminate this Agreement and his employment with the Company if the Company has eliminated the circumstances constituting "Good Reason" within 30 days of its receipt from the Executive of the written notice described in this paragraph 11(d)(iii).

                  (iv) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors): (a) any earned but unpaid base salary; (b) a severance payment in an amount equal to 6 months of the Executive's base salary; and (c) to the extent the Executive holds any unvested portion of the option granted to the Executive pursuant to paragraph 9(a) or the Restricted Shares, the portion of the option so granted and the Restricted Shares that would otherwise vest in the 2 year period following the date of termination of the Executive's employment with the Company will as of the date of termination become fully vested. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

                  (v) At the Executive's option, the amount described in paragraph 11(d)(iv)(b) shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of paragraph 6(a), had the Executive remained employed by the Company. To exercise such option, the Executive shall deliver to the Company written notice electing such option within 10 business days after the Executive's last day of employment with the Company. If the Executive fails to deliver such written notice within 10 business days after his last date of employment with the Company, the Executive shall be entitled to receive the amounts described in paragraphs 11(d)(iv)(b) in a lump sum within 45 days of his last date of employment with the Company.

            (e) Without Cause.

                  (i) At any time during the Term, the Parties shall be entitled to terminate this Agreement and the Executive's employment with the Company without cause, by providing prior written notice of at least 30 days to the other party. Upon termination of this Agreement and the Executive's employment with the Company pursuant to this paragraph 11(e)(i), the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay to the Executive any earned but unpaid base salary, base salary for the six month period following the date of such termination, any bonus earned or accrued through the date of such termination and one year acceleration of the unvested portion, if any, of the option granted pursuant to paragraph 9(a) and the Restricted Shares. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

                  (ii) At the Executive's option, the amounts described in paragraph 11(e)(i) shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of paragraph 6(a), had the Executive remained employed by the Company. To exercise such option, the Executive shall deliver to the Company written notice electing such option within 10 business days after his last day of employment with the Company. If the Executive fails to deliver such written notice within 10 business days after his last day of employment with the Company, the Executive shall be entitled to receive the amounts described in paragraph 11(e)(i) in a lump sum within 45 days of his last day of employment with the Company.

      12. Confidential Information/Ownership and Assignment of Inventions. The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, (i) he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers ("Confidential Information") and (ii) he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books (except for business addresses and business address books not related to the Company), documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials. Therefore, the Executive agrees to execute and abide by the terms of the Assignment of
Invention and Non-Disclosure Agreement attached hereto as Exhibit B. Additionally, the Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

      13. Non-Competition And Non-Solicitation. The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive are valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitutes a legitimate business interest of Company, its affiliates and/or its clients or customers to be protected by non-competition restrictions. Therefore, the Executive agrees to execute and abide by the terms of the Non-solicitation Agreement attached hereto as Exhibit C and the Executive agrees and acknowledges that the non-competition restrictions set forth therein are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

      14. Insider Trading Policy/Public Disclosure. As a result of the potential liability for both the Company and the Executive for "insider trading" under the securities laws, the Board has adopted an Insider Trading and Public Disclosure Policy attached hereto as Exhibit D. The Executive agrees to bound by and comply with such policy and to evidence such agreement by executing and delivering to the Company the Insider Trading and Disclosure Policy Acknowledgement contained in Exhibit D.

      15. Indemnification. The Company hereby covenants and agrees to indemnify the Executive to the fullest extent permitted by law and the Company's charter documents and to hold the Executive harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), losses, and damages resulting from the Executive's good faith performance of his job duties pursuant to this Agreement. The Company also hereby agrees to use its best efforts to purchase, maintain and cover the Executive under a directors' and officers' liability insurance policy.

      16. Dispute Resolution. The Parties agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or the Executive's employment with the Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association ("AAA"). The arbitration shall be held in the State of California. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. ss.1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

      Notwithstanding this agreement to arbitrate, the Parties agree that any violation of paragraphs 12, 13 or 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit B, the Non-solicitation Agreement attached hereto as Exhibit C and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit D may be restrained by the issuance of an injunction or other equitable relief by a court of competent jurisdiction, in addition to other remedies provided by law or this Agreement.

      In the event of any legal action or other proceeding arising out of or related to or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in that action or proceeding, including attorneys' fees, costs and expenses incurred on appeal, if any, in addition to any other relief to which such party may be entitled, from the non-prevailing party.

      17. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows or at such other address provided in writing by the Executive to the Company:

                  If to the Company:

                                         InfoSearch Media, Inc.
                                         4086 Del Rey Avenue
                                         Marina Del Rey, CA 90292
                  If to the Executive:

                                         Frank Knuettel
                                         3173 White Cedar Place
                                         Thousand Oaks, CA 91362

      18. Miscellaneous.

            (a) Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company's business.

            (b) All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive's employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to that State's principles of conflicts of law.

            (c) The Parties agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

            (d) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive's threatened or actual breach of paragraphs 12, 13 and 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit B, the Non-solicitation Agreement attached hereto as Exhibit C and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit D, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of paragraphs 12, 13 and 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit B, the Non-solicitation Agreement attached hereto as Exhibit C and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit D. The Parties agree that any pursuit of equitable relief in respect of paragraphs 12, 13 and 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit B, the Non-solicitation Agreement attached hereto as Exhibit C and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit D shall have no effect whatsoever regarding the continued viability and enforceability of paragraph 16 of this Agreement.

            (e) Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

            (f) The Parties independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement's meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement.

            (g) The Executive's obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns.

            (h) This instrument constitutes the entire Agreement between the Parties regarding its subject matter. When signed by each of the Parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Parties.

            (i) This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties' entry into this Agreement. The Parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES. UNDERSTOOD, AGREED, AND ACCEPTED:

Frank Knuettel                               InfoSearch Media, Inc.


/s/ Frank Knuettel                              By: /s/ Steve Lazuka
-----------------------------                   --------------------------------
                                                Name:  Steve Lazuka
                                                Title: Chief Executive Officer

Date:  March 8, 2005                            Date:    March 8, 2005




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